Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

AMERIS BANCORP,

MERCHANTS & SOUTHERN BANKS OF FLORIDA, INCORPORATED,

and

DENNIS R. O’NEIL

Dated as of January 28, 2015

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

-iii-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of January 28, 2015, is by and among Ameris Bancorp, a Georgia corporation (“Buyer”), Merchants & Southern Banks of Florida, Incorporated, a Florida corporation (the “Company”), and Dennis R. O’Neil (“Seller”).

RECITALS

WHEREAS, Seller is the record and beneficial owner of, in the aggregate, 100% of the issued and outstanding shares (the “Shares”) of the common stock, $10.00 par value per share, of the Company (the “Company Common Stock”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares, upon the terms and subject to the conditions set forth in this Agreement (the “Stock Purchase”);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1
STOCK PURCHASE

1.1           Stock Purchase.

(a)          Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer the Shares to Buyer free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”), and Buyer shall purchase and accept the Shares from Seller.

(b)          The aggregate purchase price for the Shares (the “Purchase Price”) shall be $50,000,000, with such amount to be paid by wire transfer of immediately available funds to an account designated by Seller no fewer than three (3) Business Days prior to the Closing Date.

1.2           Closing.

(a)          Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Stock Purchase (the “Closing”) shall take place at (i) 10:00 a.m., Atlanta, Georgia time, at the offices of Rogers & Hardin LLP, on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the waiver or satisfaction of those conditions and the continued satisfaction or waiver of the other conditions set forth in Article 7) or (ii) such other date, time and place as Buyer and Seller may otherwise agree (the date on which the Closing occurs, the “Closing Date”).

(b)          Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(i)          certificates representing the Shares, duly endorsed for transfer to Buyer, and other appropriate evidence reflecting the transfer of the Shares to Buyer;

(ii)         the certificate required by Section 7.2(c);

(iii)        resignations, effective as of the Closing, duly executed by each member of the board of directors of the Company and the Bank;

(iv)        a duly executed IRS Form W-9 for Seller; and

(v)         all such other documents and instruments as may be reasonably required by Buyer to consummate the transactions contemplated by this Agreement.

(c)          Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver, or shall cause to be delivered, to Seller the following:

(i)          the Purchase Price;

(ii)         the certificate required by Section 7.3(c); and

(iii)        all such other documents and instruments as may be reasonably required by Seller to consummate the transactions contemplated by this Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Buyer as follows:

2.1           Corporate Organization.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. The Company is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. The Company has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of the articles of incorporation of the Company (the “Company Articles of Incorporation”) and bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been furnished or made available to Buyer. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws.

2

(b)          Merchants and Southern Bank (the “Bank”) is a wholly owned subsidiary of the Company, and is a corporation and state-chartered bank, duly organized, validly existing and in good standing under the Laws of the State of Florida. The deposit accounts of the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by the Bank when due. The Bank has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of the articles of incorporation of the Bank (the “Bank Articles of Incorporation”) and bylaws of the Bank (the “Bank Bylaws”), as in effect as of the date of this Agreement, have previously been furnished or made available to Buyer. The Bank is not in violation of any of the provisions of the Bank Articles of Incorporation or the Bank Bylaws.

(c)          Section 2.1(c) of the Company Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of the Company (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”). Section 2.1(c) of the Company Disclosure Schedule also sets forth the number and owner of all outstanding capital stock or other equity securities of each Company Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Company Subsidiary, or contracts, commitments, understandings or arrangements by which such Company Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by the Company or another Company Subsidiary free and clear of any Lien with respect thereto. Each Company Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. A true, correct and complete copy of the Organizational Documents of each Company Subsidiary, as amended and currently in effect, has previously been furnished or made available to Buyer. Except for its interests in the Company Subsidiaries or as set forth in Section 2.1(c) of the Company Disclosure Schedule, the Company does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

3

2.2           Capitalization. The authorized capital stock of the Company consists of 26,250 shares of the Company Common Stock and 1,250 shares of 10% Preferred Stock, having a par value of $39.00 per share. As of the date of this Agreement, there are (i) 25,000 shares of the Company Common Stock issued and outstanding and (ii) no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of the Company Common Stock have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote of the Company are issued or outstanding. Except as disclosed in Section 2.2 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended (the “Securities Act”), any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.

2.3           Authority; No Violation.

(a)          The Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company. Assuming due authorization, execution and delivery by Buyer and Seller, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)          Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or the Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 2.4 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of the Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except for, in the case of the immediately preceding clause (B), such violations, conflicts, breaches, defaults or losses of benefits that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4

2.4           Consents and Approvals. Except for (x) the filing of any required applications, filings or notices with or to federal or state banking authorities, including the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC, the Georgia Department of Banking and Finance (the “GDBF”) and the Florida Office of Financial Regulation (the “FOFR”), and approval of or non-objection to such applications, filings and notices, and (y) such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by the Company or any Company Subsidiary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation of the transactions contemplated hereby. All material third-party consents necessary in connection with the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby are set forth in Section 2.4 of the Company Disclosure Schedule.

2.5           Reports. The Company and each Company Subsidiary have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (collectively, “Reports”), that they were required to file (or furnish, as applicable) since January 1, 2012 with (i) the Federal Reserve, (ii) the FDIC, (iii) the FOFR and (iv) any other Governmental Entity having jurisdiction over the Company and the Company Subsidiaries (the agencies and authorities identified in clauses (i) through (iii), inclusive, are, collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Any such Report regarding the Company filed with or otherwise submitted to any Regulatory Agency complied in all respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of the Company and the Company Subsidiaries, there is no pending proceeding before, or, to the Knowledge of the Company, examination or investigation by, any Regulatory Agency into the business or operations of the Company or any Company Subsidiary. There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of the Company or any Company Subsidiary.

5

2.6           Financial Statements.

(a)          The Company has previously made available to Buyer copies of the following financial statements (collectively, the “Company Financial Statements”): (i) the unaudited consolidated balance sheets of the Company and the Company Subsidiaries for the years ended December 31, 2012 and 2013, and the related unaudited consolidated statements of income for fiscal years 2012 and 2013; (ii) the unaudited consolidated balance sheet (the “Company Balance Sheet” and September 30, 2014, the “Balance Sheet Date”) and consolidated statement of income of the Company and the Company Subsidiaries for the fiscal quarter ended September 30, 2014; (iii) the audited balance sheet of the Bank for the years ended December 31, 2012 and 2013, and the related audited statements of income and cash flow for fiscal years 2012 and 2013; (iv) the unaudited balance sheet (the “Bank Balance Sheet”) and statements of income and cash flow of the Bank for the fiscal quarter ended the Balance Sheet Date; and (v) the call reports of the Company and the Bank for the fiscal years ended December 31, 2012 and 2013 and the fiscal quarter ended the Balance Sheet Date. The Company Financial Statements fairly present in all material respects the results of operations, changes in shareholders’ equity and financial position of the Company and the Company Subsidiaries (on a consolidated basis, as applicable) as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries.

(b)          The Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of the Company and the Company Subsidiaries. The Company has not received notice of any claim, investigation, examination or proceeding alleging that the Company has engaged in questionable accounting or auditing practices.

(c)          The books and records kept by the Company and any Company Subsidiary are complete and accurate in all material respects and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

(d)          Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s financial statements.

6

2.7           Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved against on the Company Balance Sheet or the Bank Balance Sheet, (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, and (iii) liabilities disclosed in Section 2.7 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Company Balance Sheet or the Bank Balance Sheet if it had existed on the Balance Sheet Date.

2.8           Absence of Certain Changes or Events. Since December 31, 2013, (i) the Company and the Company Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices, (ii) the Company has not taken any of the actions that the Company has agreed not to take or permit its Subsidiaries to take from the date hereof through the Closing Date pursuant to Section 5.2 and (iii) there have been no events, circumstances, facts or occurrences that have had, individually or in the aggregate, a Material Adverse Effect.

2.9           Legal Proceedings. Except as set forth in Section 2.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any Company Subsidiary. Except as set forth in Section 2.9 of the Company Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon the Company, any Company Subsidiary or the assets of the Company or any Company Subsidiary.

2.10         Taxes and Tax Returns.

(a)          The Company and each Company Subsidiary has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). The Company and each Company Subsidiary has made adequate provision on the Company Balance Sheet or the Bank Balance Sheet, as applicable, for all accrued Taxes not yet due and payable.

(b)          No jurisdiction where the Company and the Company Subsidiaries do not file a Tax Return has made a claim in writing that the Company or any Company Subsidiary is required to file a Tax Return in such jurisdiction.

(c)          No Liens for Taxes exist with respect to any of the assets of the Company and the Company Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d)          There are no audits, examinations, disputes or proceedings pending or, to the Knowledge of the Company, threatened with respect to, or claims or assessments asserted or, to the Knowledge of the Company, threatened for, any Taxes of the Company or any Company Subsidiary.

7

(e)          There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to the Company and any Company Subsidiary, which waiver or extension is in effect.

(f)          All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Company Subsidiary have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. The Company and each Company Subsidiary has complied in all respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Internal Revenue Code of 1986, as amended (the “Code”).

(g)          Neither the Company nor any Company Subsidiary has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(h)          Except as disclosed in Section 2.10(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(i)          Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j)          Neither the Company nor any Company Subsidiary has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(k)          Since January 1, 2010, neither the Company nor any Company Subsidiary has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any Company Subsidiary, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by the Company or any Company Subsidiary).

(l)          Neither the Company nor any Company Subsidiary has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

8

(m)          No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to the Company or any Company Subsidiary.

2.11         Employee Benefit Plans.

(a)          Section 2.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 2.11(a) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”). No current or former ERISA Affiliate of the Company maintains or has maintained any employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(b)          The Company has delivered or made available to Buyer true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any material such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years, (iii) the most recently received IRS determination letter or opinion letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the Department of Labor or the IRS, (vii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan and (viii) documents evidencing discrimination testing or coverage tests performed during the last plan year.

(c)          Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither the Company nor any Company Subsidiary has taken any action within the last five (5) years to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any Company Subsidiary has any knowledge of any material plan defect that would qualify for correction under any such program.

9

(d)          To the Knowledge of the Company, each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008, has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

(e)          Section 2.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable opinion letter with respect to each Qualified Plan and the related trust has not been revoked, and there are no existing circumstances and no events have occurred that are likely to adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(f)          No Company Benefit Plan is, or has in the past been, subject to Title IV or Section 302 of ERISA or Section 412 of the Code or is or has been at any time during the last six (6) years a “multiemployer plan” within the meaning of Section 4001 (a)(3) of ERISA. No Company Benefit Plan or benefit plan maintained by an ERISA Affiliate of the Company, has had, at any time during the last six (6) years, two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA. No circumstances exist that could reasonably be expected to result in any Controlled Group Liability or any other liability arising out of an employee benefit plan or arrangement maintained by an ERISA Affiliate of the Company (other than by a Company Subsidiary), in either case, that would be a liability of the Company and the Company Subsidiaries.

(g)          Neither the Company nor any Company Subsidiary sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or applicable state continuation coverage law. The Company and each Company Subsidiary have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit the Company’s or such Company Subsidiary’s right to amend, terminate or modify any such benefits.

(h)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any Company Subsidiary, or result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any Company Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

10

(i)          None of the Company and the Company Subsidiaries nor any of their respective ERISA Affiliates nor any other Person, including any fiduciary, has engaged in any waived “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), that would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any Company Subsidiary, any of their respective ERISA Affiliates or any Person that the Company or any Company Subsidiary has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)          There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Knowledge of the Company, no set of circumstances exists which may give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation (the “PBGC”), the Department of the Treasury, the Department of Labor, any participant in a Company Benefit Plan or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the Department of Labor, the PBGC, the U.S. Securities and Exchange Commission or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(k)          There are no Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States for the benefit of employees of the Company or any Company Subsidiary residing outside of the United States.

2.12         Labor Matters.

(a)          There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any Company Subsidiary and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances or other labor disputes, other than routine grievance matters, now pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Company or any Company Subsidiary at any time within five (5) years prior to the date of this Agreement.

11

(b)          Neither the Company nor any Company Subsidiary is currently or at any time since January 1, 2012 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of the Company and the Company Subsidiaries are in compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices, in each case other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no complaints, whether internal or external, formal or informal, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any individual alleging to be a current or former employee, any claimed beneficiary of any current or former employee or applicant for employment, any class of the foregoing or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. The Company has delivered or made available to Buyer a copy of all written policies and procedures related to the Company’s and the Company Subsidiaries’ employees and a written description of all material unwritten policies and procedures related to the Company’s and the Company Subsidiaries’ employees.

2.13         Compliance with Applicable Law.

(a)          The Company and each Company Subsidiary and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and neither the Company nor any Company Subsidiary has Knowledge of, or has received notice of, any violations of any of the above.

(b)          The Company and each Company Subsidiary have properly administered all accounts for which the Company or any Company Subsidiary acts as a fiduciary, including accounts for which the Company or any Company Subsidiary serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of the Company or any Company Subsidiary, or any director, officer or employee of the Company or any Company Subsidiary, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

12

(c)          The Company and each insured depository Company Subsidiary is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r), 12 C.F.R. 325.103(b)(1) or the relevant regulation of the institution’s primary federal bank regulator) and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution’s primary federal bank regulator), and the institution’s rating under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” Neither the Company nor any Company Subsidiary has been informed that its status as “well-capitalized,” “well managed” or “satisfactory” for CRA purposes will change within one (1) year.

2.14         Material Contracts.

(a)          Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 2.14(a), whether written or oral and whether or not set forth in the Company Disclosure Schedule is referred to as a “Material Contract”):

(i)          any contract or agreement entered into since January 1, 2012 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii)         any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, involving in excess of $50,000 (including unused availability), in each case, where Company or any Company Subsidiary is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

(iii)        any contract or agreement limiting the freedom of the Company or any Company Subsidiary to engage in any line of business or to compete with any other Person or prohibiting the Company or any Company Subsidiary from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)        any contract or agreement with any Affiliate of the Company or the Company Subsidiaries;

(v)         any agreement of guarantee, support or indemnification by the Company or the Company Subsidiaries or the assumption or endorsement by the Company or the Company Subsidiaries of, or any similar commitment by the Company or the Company Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vi)        any alliance, cooperation, joint venture, shareholders’, partnership or similar agreement involving a sharing of profits or losses relating to the Company or any Company Subsidiary;

13

(vii)       any employment agreement with any employee or officer of the Company or any Company Subsidiary;

(viii)      any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by the Company or the Company Subsidiaries of more than $50,000;

(ix)         any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of the Company or the Company Subsidiaries;

(x)          any contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xi)         any material contract or agreement (A) that would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement or (B) with respect to which a termination right, penalty or similar payment or payment acceleration would be triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby;

(xii)        any contract under which the Company or any Company Subsidiary will have an obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation after the date hereof;

(xiii)       any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2014, as applicable, are in excess of $50,000; and

(xiv)      any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company or the Company Subsidiaries of $50,000 or more.

(b)          The Company and the Company Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged or otherwise to the Knowledge of the Company to be in default in respect of, each Material Contract to which the Company or the Company Subsidiaries are a party or by which the Company or the Company Subsidiaries are bound. Each of the Material Contracts is valid and binding on the Company or the applicable Company Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or the Company Subsidiaries or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been furnished or made available to Buyer.

14

2.15         Agreements with Regulatory Agencies. Other than as set forth in Section 2.15 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor does the Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity that would reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

2.16         Investment Securities.

(a)          Each of the Company and the Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any Company Subsidiary.

(b)          The Company and the Company Subsidiaries employ investment, securities risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses.

2.17         Derivative Instruments. All Derivative Transactions, whether entered into for the account of the Company or any Company Subsidiary or for the account of a customer of the Company or any Company Subsidiary, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, procedures employed by the Company, as applicable and are legal, valid and binding obligations of the Company or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect. The Company and the Company Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of the Company and the Company Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP.

15

2.18         Environmental Liability.

(a)          Each of the Company and the Company Subsidiaries, and, to the Company’s Knowledge, any property in which the Company or any Company Subsidiary holds a security interest, is in compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (collectively, “Environmental Laws”).

(b)          There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on the Company or any Company Subsidiary, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. To the Knowledge of the Company, there is no valid basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(c)          To the Knowledge of the Company, during or prior to the period of (i) the Company’s or any Company Subsidiary’s ownership or operation of any property, (ii) the Company’s or any Company Subsidiary’s participation in the management of any property or (iii) the Company’s or any Company Subsidiary’s holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property.

(d)          The Company is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2012 assessing the presence of hazardous materials located on any property owned or leased by the Company or any Company Subsidiary that is within the possession or control of the Company and its Affiliates as of the date of this Agreement that has not been delivered to Buyer prior to the date of this Agreement.

2.19         Insurance. To the Knowledge of the Company, the Company and the Company Subsidiaries are insured against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to the Company and the Company Subsidiaries. Section 2.19 of the Company Disclosure Schedule contains a list of all insurance policies applicable and available to the Company and the Company Subsidiaries with respect to its business or that are otherwise maintained by or for the Company or the Company Subsidiaries (the “Company Policies”), and the Company has provided true, correct and complete copies of all such Company Policies to Buyer. There is no claim for coverage by the Company or any Company Subsidiary pending under any of such Company Policies as to which coverage has been questioned in writing, denied or disputed by the underwriters in writing of such Company Policies. Each Company Policy is in full force and effect and all premiums payable by the Company or the Company Subsidiaries have been timely paid, by the Company or the Company Subsidiaries, as applicable. Neither the Company nor any Company Subsidiary has received written notice of any threatened termination of, material premium increase with respect to or material alteration of coverage under any of such Company Policies other than in the ordinary course as contemplated by such Company Policies.

16

2.20         Title to Property. The Company and the Company Subsidiaries have good and marketable title in fee simple to all real property owned by any of them and good and valid title to all personal property owned by any of them, in each case free and clear of all Liens except (i) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. Any leased real or personal property of the Company or any Company Subsidiary is held under a valid, subsisting and enforceable lease, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or the Company Subsidiaries or, to the Knowledge of the Company, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. None of such leases will be adversely affected by the consummation of the Stock Transaction.

2.21         Intellectual Property.

(a)          The Company and the Company Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens other than statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), all material Intellectual Property used or held for use by the Company and the Company Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by the Company and the Company Subsidiaries.

(b)          Section 2.21(b) of the Company Disclosure Schedule lists all Company Intellectual Property that is the subject of a registration, issuance or pending application.

(c)          Except as disclosed in Section 2.21(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received written notice from any third party alleging any interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party, and neither the Company nor any Company Subsidiary has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property. Neither the Company nor any Company Subsidiary licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or permits third parties to use any Company Intellectual Property rights. Neither the Company nor any Company Subsidiary owes any royalties or payments to any third party for using or licensing to others any Company Intellectual Property in excess of $25,000 in the aggregate.

17

2.22         Broker’s Fees. Neither the Company nor any Company Affiliate has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except for Hovde Group, LLC, pursuant to an agreement a copy of which has been previously provided to Buyer. For the avoidance of doubt, any such fees or commissions, including those to Hovde Group, LLC, shall be paid directly by the Company.

2.23         No Investment Adviser. Neither the Company nor any Company Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

2.24         Loans.

(a)          Each written or oral loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to the Company or the Company Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) to the Knowledge of the Company, represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (each such Person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)          (i) Section 2.24(b) of the Company Disclosure Schedule sets forth a list of all Loans as of the date hereof by the Company and the Company Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any Company Subsidiary, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance with all applicable Laws.

(c)          Each Loan payable to the Company or the Company Subsidiaries (i) was originated or purchased by the Company or the Company Subsidiaries and its principal balance as shown on the Company’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles) provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated complied, in all material respects with all applicable requirements of federal, state and local Laws.

18

(d)          Each outstanding Loan (including Loans held for resale to investors) payable to the Company or the Company Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company or a Company Subsidiary), and the relevant Loan Documentation is being maintained, in accordance with (i) the Company’s or a Company Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), (ii) to the Knowledge of the Company, customary industry practices and (iii) in all material respects all applicable requirements of federal, state and local Laws. The Loan Documentation with respect to each Loan payable to the Company or the Company Subsidiaries was in compliance in all material respects with applicable Laws at the time of origination or purchase by the Company or the Company Subsidiaries and is complete and correct in all material respects.

(e)          With respect to each Loan payable to the Company or the Company Subsidiaries that is secured, the Company or a Company Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(f)          The allowance for loan losses reflected in the Company Financial Statements was (and will be for periods ended after the Balance Sheet Date) adequate, as of the dates thereof, under GAAP.

(g)          With respect to the Loans held by the Company or any Company Subsidiary, the Company has provided or made available to Buyer the following: (i) all Loans that have been accelerated during the past twelve (12) months; (ii) all Loan commitments or lines of credit which have been terminated during the past twelve (12) months by reason of a default or adverse developments in the condition of the Obligor or other events or circumstances affecting the credit of the Obligor; (iii) all Loans, lines of credit and Loan commitments as to which the Company or any Company Subsidiary has given written notice of its intent to terminate during the past twelve (12) months; (iv) with respect to any commercial Loans (including any commercial real estate Loan) with an outstanding balance in excess of $500,000, all notification letters and other written communications from the Company or any Company Subsidiary to any of its Obligors, customers or other parties during the past twelve (12) months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each Obligor, customer or other party which has notified the Company or any Company Subsidiary during the past twelve (12) months of, or has asserted against the Company or any Company Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of the Company, each Obligor, customer or other party which has given any oral notification of, or orally asserted to or against the Company or any Company Subsidiary, any such claim; (vi) all Loans, (A) that are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the Obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectability of principal or interest, whether or not interest is still accruing or the Loans are less than ninety (90) days past due, (E) where, during the past year, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the Obligor’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith; and (vii) all assets classified by the Company or any Company Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

19

(h)          Each of the Company and the Company Subsidiaries, as applicable, is approved by and is in good standing: (A) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (B) as a GNMA I and II Issuer by Ginnie Mae; (C) by the Department of Veteran’s Affairs (“VA”) to originate and service VA loans; and (D) as seller/servicer by Fannie Mae and Freddie Mac to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

(i)          Neither the Company nor any Company Subsidiary is now or has ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither the Company nor any Company Subsidiary has received any notice, nor does it have any reason to believe as of the date of this Agreement, that any Agency proposes to limit or terminate the underwriting authority of the Company or any Company Subsidiary or to increase the guarantee fees payable to any such Agency.

(j)          Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(k)          To the Knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any Company Subsidiary (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. To the Knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

20

2.25         Transactions with Affiliates. Except as set forth in Section 2.25 of the Company Disclosure Schedule, there are no agreements, contracts, plans, arrangements or other transactions between the Company or any Company Subsidiary, on the one hand, and any (i) officer or director of the Company or any Company Subsidiary, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or any Company Subsidiary, (iii) Affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other Affiliate of the Company, on the other hand, except those of a type available to non-Affiliates of the Company generally, compensation or benefit arrangements with officers and directors or as set forth in Section 2.24(b) of the Company Disclosure Schedule.

2.26         State Takeover Laws. The board of directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

2.27         Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

2.28         Company Information. The representations and warranties of the Company in this Article 2 do not, and the information relating to the Company and the Company Subsidiaries that is provided by the Company, the Company Subsidiaries or any officer, director, employee, agent or investment banker, financial advisor, attorney, accountant or other retained representative or agent thereof for inclusion in any application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1           Authority; No Violation.

(a)          Seller has the requisite power and authority and is competent, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Stock Purchase, have been duly authorized by all necessary action on the part of Seller, and no other action or proceeding on the part of Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller. Assuming due authorization, execution and delivery by Buyer and the Company, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. If Seller is married and Seller’s Company Common Stock constitutes community property or spousal or other approval is otherwise required for this Agreement to be legal, valid and binding, the execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by, and, assuming the due authorization, execution and delivery by Buyer and the Company, constitute legal, valid and binding obligations of Seller’s spouse, enforceable against such spouse in accordance with their terms.

21

(b)          Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or the Company Bylaws, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of Seller’s properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Seller is a party, or by which Seller or any of Seller’s properties, assets or business activities may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or otherwise prevent Seller from performing, or cause Seller to materially delay their performance of, Seller’s obligations under this Agreement.

3.2           Governmental Consents and Approvals. Except as contemplated by the first sentence of Section 2.4, the execution, delivery and performance of this Agreement by Seller does not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Entity.

3.3           Title to the Company Common Stock. Seller is, and as of the Closing will be, the record and beneficial owner of the Shares, free and clear of all Liens. Upon transfer of the Shares to Buyer at the Closing in accordance with Article 1, Buyer will receive good and marketable title thereto, free and clear of all Liens.

3.4           Broker’s Fees. Seller has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. The Company has retained Hovde Group, LLC pursuant to an agreement a copy of which has been previously provided to Buyer. For the avoidance of doubt, any such fees or commissions, including those to Hovde Group, LLC, shall be paid directly by the Company.

22

3.5           Investment Decision. Seller has received, has had ample opportunity to review and has reviewed, a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to sell the Company Common Stock owned by Seller to Buyer on the basis of such analysis. Seller has such knowledge and experience in business and financial matters to enable Seller to understand and evaluate this Agreement and form an investment decision with respect thereto.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1           Corporate Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Georgia and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2           Authority; No Violation.

(a)          Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Buyer. No other corporate proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer. Assuming due authorization, execution and delivery by the Company and Seller, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)          Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Buyer or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Buyer Material Adverse Effect.

23

4.3           Consents and Approvals. Except for the regulatory approvals described in Section 2.4 and such other filings and reports as required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Buyer or any of its Subsidiaries in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

4.4           Legal Proceedings. Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to the actual knowledge of Buyer, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect or materially delay the occurrence or receipt of any Regulatory Approvals. There is no injunction, order, judgment or decree imposed upon Buyer that would reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

4.5           Investment Intention. Buyer is acquiring the Company Common Stock solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any applicable state securities laws. Buyer acknowledges that the Company Common Stock is not registered under the Securities Act or any applicable state securities laws and that such Company Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable.

4.6           Broker’s Fees. Except for Sandler O’Neill & Partners, L.P., neither Buyer nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.7           Investment Decision. Buyer has received, has had ample opportunity to review and has reviewed, a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to buy the Company Common Stock owned by Seller on the basis of such analysis. Buyer has such knowledge and experience in business and financial matters to enable Buyer to understand and evaluate this Agreement and form an investment decision with respect thereto.

24

4.8           No Financing. Buyer has, and at the Closing will have, access to sufficient funds available to make all payments required to consummate the transactions contemplated by this Agreement.

4.9           Regulatory Profile and CRA. Buyer and each insured depository Subsidiary of Buyer is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r), 12 C.F.R. 325.103(b)(1) or the relevant regulation of the institution’s primary federal bank regulator) and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution’s primary federal regulator), and the institution’s rating under the CRA is not less than “satisfactory.” Neither Buyer nor any Subsidiary of Buyer has been informed that its status as “well-capitalized,” “well managed” or “satisfactory” for CRA purposes will change within one (1) year.

4.10         Approvals. As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.11         Agreements with Regulatory Agencies. Neither Buyer nor any Subsidiary of Buyer is subject to any cease-and-desist or other order or enforcement action issued, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “Buyer Regulatory Agreement”), nor does Buyer have actual knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity that would reasonably be expected to lead to the issuance of any such Buyer Regulatory Agreement.

ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Business of the Company Prior to the Closing Date. During the period from the date of this Agreement to the Closing Date, except as expressly contemplated or permitted by this Agreement, Seller shall cause the Company and each Company Subsidiary to, and the Company shall and shall cause each Company Subsidiary to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other Persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Seller, the Company or Buyer to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

25

5.2           Forbearances of the Company. Except as set forth in Section 5.2 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, except as expressly required by this Agreement, Seller shall not permit the Company or any Company Subsidiary to do, and the Company shall not and shall not permit any Company Subsidiary to do, any of the following, without the prior written consent of Buyer:

(a)          create or incur any indebtedness for borrowed money (other than acceptance of deposits, purchases of federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)          (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to the Company or any other direct or indirect wholly owned Company Subsidiary) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of the Company or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c)          sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except subject to paragraph (k) of this Section 5.2, sales of Loans and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of the Company;

(d)          (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person;

(e)          except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers or employees of the Company or the Company Subsidiaries, (ii) pay or commit to pay any amounts not otherwise due to any of the current or former directors, officers or employees of the Company or the Company Subsidiaries, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any employee benefit plan or agreement or employment agreement with or for the benefit of any of the current or former directors, officers or employees of the Company or the Company Subsidiaries (or newly hired employees), (iv) accelerate the vesting or payment or cause to be funded or otherwise secure the payment of any compensation or benefits, (v) amend, extend, renew or enter into any Company Benefit Plan or make any material determinations not in the ordinary course of business consistent with past practice under any Company Benefit Plan, (vi) hire any employee who would have (in the case of employees to be hired) target total compensation of $50,000 or more or (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

26

(f)          (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $25,000 individually or $75,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(g)          pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to paragraph (f) of this Section 5.2, the payment, discharge or satisfaction of any other liabilities in the ordinary course of business and consistent with past practice;

(h)          (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP, or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing off notes or accounts receivable;

(i)          make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(j)          adopt or implement any amendment to any of its Organizational Documents;

(k)          materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(l)          enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 2.14, other than in the ordinary course of business consistent with past practice; provided, however, that in no event shall Company or any Company Subsidiary enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 2.14(a)(iii), (iv), (vi), (ix), (x), (xi) or (xii) or that calls for aggregate annual payments of $75,000 or more;

27

(m)          change in any material respect the credit policies or collateral eligibility requirements and standards of the Company and the Bank or otherwise make any material changes in the Company’s and the Bank’s policies concerning loan underwriting or which classes of Persons may approve loans, or fail to comply with such policies;

(n)          fail to use reasonable best efforts to take any action that is required by a Company Regulatory Agreement, or take any action that violates a Company Regulatory Agreement;

(o)          except as required by applicable law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

(p)          permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of the Company or any Company Subsidiary;

(q)          purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $25,000 individually or $50,000 in the aggregate, except for emergency repairs or replacements.

(r)          develop, market or implement any new line of business;

(s)          issue any broadly distributed communication of a general nature to customers, except as required by Law or for communications in the ordinary course of business consistent with past practice that do not relate to the Stock Purchase or other transactions contemplated hereby;

(t)          take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 7 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or

(u)          agree to, or make any commitment to, take, or adopt any resolutions of board of directors of the Company in support of, any of the actions prohibited by this Section 5.2.

28

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1           Efforts and Actions to Cause the Closing to Occur.

(a)          Each of the parties hereto shall, and shall cause their Subsidiaries, as applicable, to, use their respective reasonable best efforts to (i) take promptly, or cause to be taken promptly, and assist and cooperate with the other party in taking promptly, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article 7, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, actions required in order to continue any contract or agreement of the Company or the Company Subsidiaries following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (the “Regulatory Approvals”). The parties hereto shall cooperate with each other and promptly prepare and file within thirty (30) days following the date of this Agreement all necessary documentation, and effect all applications, notices, petitions and filings (including, if required, notification under the HSR Act or any other antitrust or competition Law), to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of the parties hereto shall promptly use their respective reasonable best efforts to respond to any inquiry from any Governmental Entities in the context of such Governmental Entities’ processing of any application for approval or otherwise and to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall Buyer be required, and Seller, the Company and the Company Subsidiaries shall not be permitted (without Buyer’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Buyer, the Company or their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would be, or would be reasonably likely to be, individually or in the aggregate, material either to Buyer or to the Company and the Company Subsidiaries taken as a whole (a “Materially Burdensome Regulatory Condition”); provided, however, that if requested by Buyer, then Seller, the Company and the Company Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Seller or the Company and the Company Subsidiaries, as applicable, only in the event the Closing occurs.

(b)          Subject to Section 6.1(a) and applicable Laws relating to the exchange of information, each of the parties hereto shall, upon request, furnish each other party with all information concerning Buyer, Seller, the Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the parties hereto or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall have the right to review in advance and, to the extent practicable, each will consult the others on, in each case subject to applicable Laws relating to the exchange of information, information relating to Seller, the Company or Buyer, as the case may be, and any of their respective Subsidiaries, directors, officers and shareholders that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

29

(c)          Subject to applicable Law, each of the parties hereto shall keep each other party apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, each of the parties agrees to (i) promptly furnish the other with copies of notices or other communications received by such party or any of its Subsidiaries (or written summaries of material communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) provide the other reasonable opportunity to review in advance, and accept the reasonable comments of the other in connection with, any proposed communication to, including any filings with, any Governmental Entity and (iii) consider in good faith the other’s views with respect to, and confer in good faith with the other to resolve, any disagreement as to strategy with respect to any communication by the filing party or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. Seller and the Company agree not to, and agree to cause each Company Subsidiary not to, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby unless it consults with Buyer in advance and, to the extent not prohibited by applicable Law or such Governmental Entity, gives Buyer the opportunity to attend and participate. Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law. Without limiting the generality of the foregoing, subject to applicable Law, Buyer agrees to use reasonable best efforts to consult in good faith with the Company in connection with any proposed communication to, including any filings with, any Governmental Entity to the extent relating to the transactions contemplated by this Agreement.

6.2           Access to Information and Records.

(a)          During the period prior to the Closing, the Company shall, and Seller shall cause the Company to, give Buyer and its counsel, accountants and other representatives: (i) access to all of the properties, books, records, contracts and documents of the Company and the Company Subsidiaries for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and the Company and Seller shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of the Company and the Company Subsidiaries as Buyer may reasonably request); (ii) reasonable access to employees, agents and representatives for the purposes of such meetings and communications as Buyer requests; and (iii) reasonable access to vendors, customers and others having business dealings with the Company or the Company Subsidiaries.

(b)          Seller agrees that, following the Closing Date, it shall not disclose to any Person not employed by Buyer or an Affiliate of Buyer or not engaged to render services to Buyer or an Affiliate of Buyer, or use for the benefit of itself or others, any confidential information or trade secrets of the Company or the Company Subsidiaries; provided, however, that this Section 6.2(b) shall not preclude Seller from use or disclosure of such information (i) if use or disclosure of such information is required by applicable Law, (ii) if use or disclosure of such information is required in connection with any bona fide claim against or involving Seller or (iii) such information is readily ascertainable from public information; provided, further, that in the case of clauses (i) and (ii), Seller shall provide Buyer, to the extent practicable, with adequate prior notice to allow Buyer to seek an appropriate protective order, and shall reasonably cooperate with Buyer in connection therewith.

30

6.3           Public Disclosure. The Company and Buyer will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated hereby.

6.4           Employee Benefit Matters.

(a)          From the Closing Date through the first anniversary thereof, Buyer shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are employed by the Company and the Company Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Buyer or its Subsidiaries (other than the Company and the Company Subsidiaries), as applicable; provided, however, that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Buyer or its Subsidiaries; and (ii) until such time as Buyer shall cause Covered Employees to participate in the employee benefit plans and receive compensation opportunities that are made available to similarly situated employees of Buyer or its Subsidiaries (other than the Company and the Company Subsidiaries), a Covered Employee’s continued participation in employee benefit plans, and continued opportunity to be eligible for compensation under the plans, of the Company and the Company Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Buyer plans may commence at different times).

(b)          To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Buyer or any of its Subsidiaries (other than the Company and the Company Subsidiaries), Buyer shall cause such employee benefit plan to recognize the service of such Covered Employee with the Company or the Company Subsidiaries for purposes of eligibility, participation, vesting and, except with respect to any defined benefit pension plan or retiree welfare plan, benefit accrual or levels of pay credits under such employee benefit plan of Buyer or any of its Subsidiaries, to the same extent such service was recognized immediately prior to the Closing under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Closing; provided, however, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service and (ii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Buyer and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Buyer or any of its Subsidiaries (other than the Company and the Company Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Buyer shall use commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Buyer or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Closing, and (B) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health plan of Buyer or any of its Subsidiaries.

31

(c)          Without limiting the generality of Section 10.10, the provisions of this Section 6.4 are solely for the benefit of the parties hereto, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, the Company or any of their respective Affiliates; (ii) alter or limit the ability of Buyer or any of its Subsidiaries (including, after the Closing Date, the Company and the Company Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with Buyer or any of its Subsidiaries (including, following the Closing Date, the Company and the Company Subsidiaries), or constitute or create an employment agreement with any employee.

(d)          At or prior to the Closing, the Company shall cause to be terminated all deferred compensation agreements and arrangements between the Bank and its employees and all amounts to be paid to such employees in accordance with the terms and conditions of such deferred compensation agreements and arrangements.

(e)          Following the Closing, Buyer shall provide to employees of the Bank whose service is not continued with Buyer outplacement services for up to ninety (90) days in connection with the assistance to such individuals in securing alternative employment arrangements.

6.5           Further Assurances. Subject to the terms and conditions of this Agreement, Seller, the Company and Buyer agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Stock Purchase and the other transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Seller and the proper officers and directors of the Company and Buyer and their respective Subsidiaries shall, at Buyer’s sole expense, take all such necessary action as may be reasonably requested by Buyer.

32

6.6           No Solicitation. Until such time, if any, as this Agreement is terminated pursuant to Article 8, Seller will not, and will not permit any of Seller’s Affiliates or any of their respective directors, officers, managers, employees, agents, advisors and other representatives to, and will cause the Company and each of its directors, officers, managers, employees, agents, advisors and other representatives not to, directly or indirectly, solicit, initiate, facilitate or encourage any inquiries or proposals from, discuss or negotiate with or provide any non-public information to, any Person (other than Buyer) relating to any transaction involving the sale or other transfer or disposition of the business, securities or assets (other than in the ordinary course of business consistent with past practice) of the Company or any Company Subsidiary, including any of the Company Common Stock, or any merger, consolidation, business combination or similar transaction involving Company or any Company Subsidiary, or enter into any agreement, including a letter of intent, with respect to any such transaction with any Person. Seller will immediately cease and cause to be terminated and shall cause Seller’s Affiliates, and their respective directors, officers, managers, employees, agents, advisors and other representatives to cease and terminate, all existing discussions or negotiations with any Person (other than Buyer) that could lead to any proposal regarding any such transaction. Seller and the Company shall promptly (and in any event within one (1) Business Day after receipt thereof by Seller or the Company or their representatives or advisors) notify Buyer of any such proposal or any inquiry (or of any amendment to any prior proposal or inquiry) relating to a possible transaction described above, including the material terms of such proposal or inquiry and the identity of the Person(s) making such proposal or inquiry.

6.7           Employee Non-Solicitation. Seller agrees that, for a period commencing on the Closing Date and expiring on the date that is five (5) years following the Closing Date, Seller will not, and will not permit any of Seller’s Affiliates or any of their respective directors, officers, managers, employees, agents, advisors or other representatives to, directly or indirectly, in each case on its own behalf or for the benefit of any other Person, solicit, induce, encourage or attempt to persuade any Person who is (or was at any time during the six (6) months prior to the Closing Date) an employee of the Company or any Company Subsidiary (other than G. Thomas Mallini) to terminate his or her relationship with Buyer or any of its Subsidiaries (including, for the avoidance of doubt, the Company and the Company Subsidiaries); provided, however, that Seller and Seller’s Affiliates shall not be precluded from engaging in general or public solicitations or advertising not targeted at any such employees that are the subject of this Section 6.7 or hiring any Person whose employment with Buyer was terminated by Buyer.

6.8           Directors’ and Officers’ Indemnification.

(a)          For a period of six (6) years after the Closing Date, Buyer shall indemnify each director and officer of the Company and its Subsidiaries (each, an “Indemnified Company Representative”) against all liabilities arising out of actions or omissions of such Persons in the course of performing their duties for the Company and its Subsidiaries occurring upon or prior to the Closing Date (including the transactions contemplated by this Agreement) to the extent permitted under the Florida Business Corporation Act (except for any liability, obligation or litigation relating to any claim by or on behalf of Seller). The rights of Buyer to indemnification under Article 9 shall not in any way be diminished or impaired by the provisions of this Section 6.8.

33

(b)          Any Indemnified Company Representative wishing to claim indemnification under Section 6.8(a) above, upon learning of any such liability or litigation, shall promptly notify Buyer thereof; provided, however, that the failure to so notify Buyer shall not affect the obligation of Buyer under Section 6.8(a) unless, and only to the extent that, Buyer is actually and materially prejudiced in the defense of such claim as a consequence. In the event of any claim or litigation that may give rise to indemnity obligations on the part of Buyer (whether arising before or after the Closing Date), Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Company Representative for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Company Representative in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Company Representative advises that there are substantive issues which raise conflicts of interest between Buyer and the Indemnified Company Representative under the rules of professional ethics, the Indemnified Company Representative may retain counsel satisfactory to him or her, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Company Representative; provided, however, that (i) Buyer shall be obligated to pay for only one firm of counsel for all Indemnified Company Representatives in any jurisdiction, (ii) all Indemnified Company Representatives will cooperate in the defense of any such Litigation and (iii) Buyer shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld); and provided further, that Buyer shall not have any obligation under Section 6.8(a) to the extent such arrangements are prohibited by applicable Law.

(c)          For a period of six (6) years following the Closing Date, Buyer will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of the Company and its Subsidiaries (determined as of the Closing Date) with respect to claims against such directors and officers arising from facts or events occurring before the Closing Date (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Company Representative, as the coverage currently provided by the Company as of the date of this Agreement; provided, however, that (i) if Buyer is unable to maintain or obtain the insurance called for by this Section 6.8(c), then Buyer will provide as much comparable insurance as is reasonably available, (ii) officers and directors of the Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.8(c), Buyer may require the Company to purchase, prior to but effective as of the Closing Date, tail insurance providing such coverage prior to the Closing. Whether or not Buyer or the Company shall procure such coverage, in no event shall Buyer be required to expend, or the Company expend, for such tail insurance more than one hundred fifty percent (150%) of the annual cost currently expended by the Company with respect to such insurance (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then the Company or Buyer, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d)          If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 6.8. The provisions of this Section 6.8 shall survive the Closing Date and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Company Representative and his or her heirs and representatives.

34

ARTICLE 7

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of Buyer and Seller to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)          Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Buyer to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

(b)          No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Stock Purchase or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Stock Purchase.

7.2           Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is also subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions:

(a)          Representations and Warranties. (i) Each of the representations and warranties of the Company or Seller, as applicable, set forth in Sections 2.1, 2.2, 2.3(a), 2.3(b)(i), 2.8(iii), 2.22, 3.1(a), 3.1(b)(i), 3.3 and 3.4 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of the Company or Seller, as applicable, set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

35

(b)          Performance of Obligations of Seller and the Company. Seller and the Company shall have performed in all material respects each of the obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)          Officer’s Certificate. Buyer shall have received a certificate signed by Seller and by the Chief Executive Officer or Chief Financial Officer of the Company on behalf of the Company stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

7.3           Conditions to Obligations of Seller. The obligation of Seller to effect the Closing is also subject to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions:

(a)          Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)          Performance of Obligations of Buyer. Buyer shall have performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)          Officer’s Certificate. Seller shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Buyer on behalf of Buyer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE 8
TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Seller and Buyer;

(b)          by either Seller or Buyer, if the Closing shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)          by either Seller or Buyer, if any approval required to be obtained pursuant to Section 7.1(a) has not been received by August 31, 2015 or has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

36

(d)          by Seller, if Buyer has breached or is in breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Buyer, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured within thirty (30) days after written notice thereof to Buyer or by its nature or timing cannot be cured within such time period;

(e)          by Buyer, if Seller or the Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Seller or the Company contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Seller and the Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured within thirty (30) days after written notice thereof to Seller and the Company or by its nature or timing cannot be cured within such time period; or

(f)          by Buyer, if Seller or the Company have failed to comply in all material respects with their obligations under Section 6.6.

8.2           Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.3 (Public Disclosure), this Article 8 and Article 10 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3           Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, and all expenses incurred in that proceeding, in addition to any other relief in which such party or parties may be entitled.

8.4           Amendment. Subject to compliance with applicable Law, this Agreement may be amended by an instrument in writing signed on behalf of Buyer, Seller and the Company.

8.5           Extension; Waiver. Any term, condition or provision of this Agreement may be waived to the extent permitted by Law at any time by the party which is entitled to the benefits thereof. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless made in writing and signed by the party to be bound thereby. Any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

37

ARTICLE 9
INDEMNIFICATION

9.1           Indemnification of Buyer.

(a)          Subject to the other provisions of this Article 9, from and after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective past, present and future directors, officers, employees, shareholders, members, partners, agents, Affiliates, successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and reimburse any Buyer Indemnitee for claims, costs, expenses, losses, damages, liabilities, awards, judgments, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) (“Damages”) that such Buyer Indemnitee may suffer or incur, or become subject to, relating to, resulting from or arising out of any of the following (without duplication):

(i)          the breach of any representations or warranties made by the Company in Section 2.22 or by Seller in Sections 3.1, 3.2, 3.3 or 3.4 (collectively, the “Fundamental Representations”), in each case as of the date hereof or as of the Closing Date as though made at and as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, as of such date); or

(ii)         any proceeding against Buyer by any holder or purported holder of the Company Common Stock or other securities of the Company, in their capacity as such, to the extent based on facts or circumstances occurring at any time before the Closing (but not including any such proceedings relating to the enforcement of rights hereunder).

(b)          Notwithstanding any other provision to the contrary, Buyer acknowledges and agrees as follows: (i) the aggregate amount of all Damages to which the Buyer Indemnitees may be entitled pursuant to Section 9.1(a) shall not exceed an amount equal to the Purchase Price; provided, however, that the foregoing limitation shall in no way apply to indemnification claims for Damages arising from fraud, intentional misrepresentation or willful misconduct to the extent such claims relate to the Fundamental Representations; and (ii) Seller shall not be required to indemnify any Buyer Indemnitee or reimburse any Buyer Indemnitee for any Damages pursuant to Section 9.1(a) unless such Damages calculated on a cumulative basis exceed $500,000 (and then only to the extent of such excess amount, subject to the immediately preceding clause (i)).

9.2           Notice of Claims; Third-Party Claims.

(a)          A Buyer Indemnitee that may be entitled to be indemnified under this Article 9 (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any event, occurrence, matter or pending or threatened suit, claim or demand (each, an “Action”) that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened Action asserted by a third party against any Indemnified Party, such Action being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such Action; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 9 except to the extent (if any) that the Indemnifying Party is actually materially prejudiced by such failure.

38

(b)          The Indemnifying Party shall be entitled to control the defense of all Third-Party Claims only to the extent the Indemnifying Party diligently pursues such defense. Notwithstanding the foregoing, if (i) within twenty (20) days of receipt of the notice in respect of a Third-Party Claim as contemplated by Section 9.2(a), the Indemnifying Party does not elect in writing to defend a Third-Party Claim, (ii) both the Indemnifying Party and any Indemnified Party are parties to or subjects of such Third-Party Claim and conflicts of interests exist between the Indemnifying Party and such Indemnified Party or (iii) the Third-Party Claim is reasonably likely to establish a precedential custom or practice that is detrimental to the continuing business interests of the Indemnified Party, Buyer may, at its option, defend, settle or otherwise compromise or pay such Third-Party Claim; provided, however, that, Buyer shall not settle, compromise or discharge, or admit any liability with respect to, any Third-Party Claim that is indemnifiable under Article 9 without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that such consent of Seller shall be deemed to be unreasonably withheld, conditioned or delayed if the Third-Party Claim would reasonably be expected to have a material and adverse effect on the operations of the businesses of Buyer and its Subsidiaries and in Buyer’s good faith judgment the terms of such settlement, compromise, discharge or admission of liability with respect to such Third-Party Claim are commercially reasonable. Without limiting the Indemnifying Party’s obligations hereunder, and notwithstanding Section 9.2(c), unless and until the Indemnifying Party makes an election in accordance with this Section 9.2(b) to defend such Third-Party Claim, all of the Indemnified Party’s reasonable out-of-pocket costs and expenses arising out of the defense, settlement or compromise of such Third-Party Claim shall be promptly reimbursed by the Indemnifying Party. Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such Action, to the extent not resulting in any waiver of attorney-client privilege or violation of any applicable Law. In addition, the parties hereto shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Third-Party Claim. If the Indemnifying Party elects to defend any such Third-Party Claim in accordance with this Section 9.2(b), then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice, at such Indemnified Party’s sole cost and expense. No Indemnifying Party shall agree to settle or compromise any Third-Party Claim pursuant to this Section 9.2(b) without the prior written consent of the Indemnified Party unless such compromise or settlement provides for a full and complete written release of the Indemnified Party and relates solely to monetary damages for which the Indemnified Party is fully indemnified hereunder.

(c)          Subject to the third sentence of Section 9.2(b), all amounts owed by the Indemnifying Party to the Indemnified Party (if any) shall be paid in full within five (5) Business Days after a final judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

39

(d)          No indemnification or reimbursement payment shall be made hereunder unless a claim is initiated (or notice given) prior to the expiration of the applicable survival period set forth in Section 10.1.

9.3           Insurance Proceeds; Tax Benefits. With respect to each indemnification obligation contained in this Article 9, all Damages shall be (a) net of any third-party insurance proceeds that have been actually recovered by the Buyer Indemnitee(s) in connection with the facts giving rise to the right of indemnification, (b) reduced by any other compensatory payment actually received by Buyer or the Company from any other third party by way of subrogation, indemnification, guarantee or similar mechanism that is based on the same claim (net of costs and expenses necessary to actually receive any such payment) and (c) net of any Tax benefit actually realized by Buyer or the Company in cash, credit or a reduction in taxes otherwise payable in connection with such claim.

9.4           No Consequential Damages, etc. Notwithstanding any other provision of this Agreement to the contrary, other than any Damages arising from fraud, intentional misrepresentation or willful misconduct, in no event shall the Indemnifying Party have any liability to any Indemnified Party for any punitive, incidental, consequential, exemplary, treble or other special or indirect damages in each such case that are intended to punish or set an example to other wrongdoers, other than any such damages awarded to third Persons.

ARTICLE 10
GENERAL PROVISIONS

10.1         Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date, except for (i) the Fundamental Representations, which shall survive the Closing Date in full force and effect in perpetuity (subject to any applicable statute of limitations), (ii) all covenants and agreements of the parties that by their terms contemplate performance after the Closing (including Sections 6.5, 6.7, 6.8 and 8.3 and this Article 9), which shall survive for the period so specified or until they are otherwise terminated or performed in accordance with their respective terms, and (iii) any claim for fraud, intentional misrepresentation or willful misconduct, which shall survive until December 31, 2017 (except to the extent relating to the Fundamental Representations).

10.2         Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other electronic transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

40

(a)	if to the Company, to:

Merchants & Southern Banks of Florida, Incorporated
3631 North Main Street
Gainesville, Florida 32609
Attn: Mr. G. Thomas Mallini
Fax: (352) 378-6744

with a copy to:

Smith Mackinnon, PA
255 South Orange Avenue
Suite 800
Orlando, Florida 32801
Attn: John P. Greeley, Esq.
Fax: (407) 843-2448

(b)	if to Seller, to:

Mr. Dennis R. O’Neil
1831 SE 9th Street
Ft. Lauderdale, Florida 33316
Fax:_______________________

with a copy to:

Salter Feiber, P.A.
3940 N.W. 16th Blvd.
Building B
Gainesville, Florida 32635-7399
Attn: James Salter, Esq.
Fax: (352) 376-7996

(c)	if to Buyer, to:

Ameris Bancorp
310 First Street, S.E.
Moultrie, Georgia 31768
Attn: Mr. Edwin W. Hortman, Jr.
Fax: (229) 890-2235

with a copy to:

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attn: Jody L. Spencer, Esq.
Fax: (404) 230-0972

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other electronic transmission, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

41

10.3         Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

10.4         Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5         Entire Agreement. This Agreement (including the Company Disclosure Schedule and other documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, other than that certain Confidentiality Agreement dated October 24, 2014 between the Company and Buyer.

10.6         Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of law.

10.7         Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

10.8         Definitions. The following terms when used in this Agreement have the meanings specified or referred to in this Section 10.8:

“Action” has the meaning set forth in Section 9.2(b).

42

“Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Agency” or “Agencies” has the meaning set forth in Section 2.24(h).

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Bank” has the meaning set forth in Section 2.1(b).

“Bank Articles of Incorporation” has the meaning set forth in Section 2.1(b).

“Bank Balance Sheet” has the meaning set forth in Section 2.6(a).

“Bank Bylaws” has the meaning set forth in Section 2.1(b).

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Georgia or Florida are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Buyer” has the meaning set forth in the introductory paragraph hereto.

“Buyer Indemnitees” has the meaning set forth in Section 9.1(a).

“Buyer Material Adverse Effect” means, with respect to Buyer, any event, circumstance, development, change or effect that, individually or in the aggregate, prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Buyer to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Code” has the meaning set forth in Section 2.10(f).

“Company” has the meaning set forth in the introductory paragraph hereto.

“Company Articles of Incorporation” has the meaning set forth in Section 2.1(a).

“Company Balance Sheet” has the meaning set forth in Section 2.6(a).

“Company Benefit Plans” has the meaning set forth in Section 2.11(a).

“Company Bylaws” has the meaning set forth in Section 2.1(a).

43

“Company Common Stock” has the meaning set forth in the Recitals hereto.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of the Agreement and delivered by the Company to Buyer concurrent with the execution and delivery of the Agreement.

“Company Financial Statements” has the meaning set forth in Section 2.6(a).

“Company Intellectual Property” has the meaning set forth in Section 2.21(a).

“Company Policies” has the meaning set forth in Section 2.19.

“Company Regulatory Agreement” has the meaning set forth in Section 2.15.

“Company Subsidiary” or “Company Subsidiaries” has the meaning set forth in Section 2.1(c).

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 2.11(a) of the Company Disclosure Schedule.

“Corporate Entity” means a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“Covered Employees” has the meaning set forth in Section 6.4(a).

“CRA” has the meaning set forth in Section 2.13(c).

“D&O Insurance” has the meaning set forth in Section 6.8(c).

“Damages” has the meaning set forth in Section 9.1(a).

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“End Date” means August 31, 2015.

“Environmental Laws” has the meaning set forth in Section 2.18(a).

44

“ERISA” has the meaning set forth in Section 2.11(a).

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Federal Reserve” has the meaning set forth in Section 2.4.

“FDIC” has the meaning set forth in Section 2.1(b).

“FOFR” has the meaning set forth in Section 2.4.

“Fundamental Representations” has the meaning set forth in Section 9.1(a)(i).

“GAAP” has the meaning set forth in Section 2.6(a).

“GDBF” has the meaning set forth in Section 2.4.

“Governmental Entity” has the meaning set forth in Section 2.4.

“Indemnified Company Representative” has the meaning set forth in Section 6.8(a).

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Intellectual Property” means any or all of, and all rights in, arising out of or associated with, the following: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefor, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material of a Person.

“IRS” has the meaning set forth in Section 2.10(k).

“Knowledge” with respect to the Company means the actual knowledge of an executive officer of the Company or any Company Subsidiary after reasonable inquiry by such executive officer.

“Law” or “Laws” means any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Lien” has the meaning set forth in Section 1.1(a).

45

“Loan Documentation” means all Loan files and all documents included in the Company’s or any Company Subsidiary’s file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

“Loans” has the meaning set forth in Section 2.24(a).

“Material Adverse Effect” means, with respect to the Company, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws, rules or regulations or interpretations of Laws, rules or regulations by Governmental Entities of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, or (D) the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, as compared to other companies in the financial services industry); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of the Company to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

“Material Contract” has the meaning set forth in Section 2.14(a).

“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 6.1(a).

“Maximum D&O Tail Premium” has the meaning set forth in Section 6.8(c).

“Obligor” has the meaning set forth in Section 2.24(a).

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation or formation of such Person, (ii) any joint venture, limited liability company, partnership or other operating agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (iii) all bylaws, instruments or agreements relating to the organization or governance of such Person.

“party” or “parties” means Seller, the Company and Buyer, or each of them.

46

“PBGC” has the meaning set forth in Section 2.11(j).

“Person” means any individual, Corporate Entity or Governmental Entity.

“Pool” has the meaning set forth in Section 2.24(k).

“Purchase Price” has the meaning set forth in Section 1.1(b).

“Qualified Plans” has the meaning set forth in Section 2.11(e).

“Regulatory Agencies” has the meaning set forth in Section 2.5.

“Regulatory Approvals” has the meaning set forth in Section 6.1(a).

“Reports” has the meaning set forth in Section 2.5.

“Securities Act” has the meaning set forth in Section 2.2.

“Seller” has the meaning set forth in the introductory paragraph hereto.

“Shares” has the meaning set forth in the Recitals hereto.

“Stock Purchase” has the meaning set forth in the Recitals hereto.

“Subsidiary” means, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

“Tax” or “Taxes” means all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes, imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

“Third-Party Claim” has the meaning set forth in Section 9.2(b).

“VA” has the meaning set forth in Section 2.24(h).

10.9         Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

47

10.10         Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Buyer may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Buyer (however, any such assignment by Buyer shall not relieve it of any obligation that it has under this Agreement). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Signature page follows.]

48

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Buyer:

AMERIS BANCORP

By:	/s/ Dennis J. Zember Jr.
Dennis J. Zember Jr.
Executive Vice President and Chief Financial Officer

The Company:

MERCHANTS & SOUTHERN BANKS OF FLORIDA, INCORPORATED

By:	/s/ G. T. Mallini
Name:	G. T. Mallini
Title:	President

Seller:

/s/ Dennis R. O’Neil
DENNIS R. O’NEIL

[Signature Page to Stock Purchase Agreement]